Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sunlink Health Systems, Inc. and Subsidiaries on Form S-8 of our reports dated September 20, 2012, appearing in the Annual Report on Form 10-K of Sunlink Health Systems, Inc. for the year ended June 30, 2012 filed on September 20, 2012 with the Securities and Exchange Commission.

/s/ Cherry, Bekaert & Holland L.L.P.

Atlanta, Georgia

September 21, 2012